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                                                                       EXHIBIT 5


                          Aftermarket Technology Corp.
                         One Oak Hill Center, Suite 400
                            Westmont, Illinois 60559


May 19, 2000

The Board of Directors
Aftermarket Technology Corp.
One Oak Hill Center -- Suite 400
Westmont, IL  60559

         Re:      REGISTRATION STATEMENT ON FORM S-8

Dear Sirs:

I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of Aftermarket Technology Corp. (the "Company"), relating to 750,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), to be issued pursuant to the Company's 2000 Stock Incentive Plan (the "Plan").

As counsel for the Company, I have examined such corporate records, other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan and that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the headings "Legal Matters" and "Interests of Named Experts and Counsel" in the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is to be filed with the Registration Statement under the provisions of the Securities Act.



Very truly yours,

/s/ Joseph Salamunovich

Joseph Salamunovich,
Vice President, Secretary and
General Counsel